Consulting Agreement

This Consulting Agreement (this “Agreement”) is made and entered into as of August 31, 2017 (the “Effective Date”) by and between Marathon Patent Group, Inc., a Nevada corporation, with an address at 11100 Santa Monica Boulevard, Suite 380, Los Angeles, California 90025 (the “Company”) and Page Innovations, LLC with an address at 1455 Ocean Drive, Miami Beach, Florida 33139 (the “Consultant”).

W I T N E S S E T H:

WHEREAS, an affiliate of Consultant served as an employee of the Company from May 11, 2016 until August 3, 2017, with such employment terminated as of the date thereof;

WHEREAS, an affiliate of the Consultant had previously entered into a first consulting agreement dated August 3, 2017, which was terminated on August 30, 2017 and this Agreement is entered into after the termination of the first consulting agreement; and

WHEREAS, the Company desires the Consultant’s advice and expertise in support of its restructuring.

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements contained in this document, the Company and the Consultant hereby agree as follows.

1.        Consulting Services.

2.1       The Consultant shall provide advice pursuant to the restructuring (the “Consulting Services”). The Consulting Services shall not exceed one hour per business day or more than ten hours per month or more than 20 hours in any calendar year.

2.2       The Consulting Services will be provided by the Consultant from such locations, and at such times, as the parties shall reasonably determine.

2.3       The Consultant agrees to provide the Consulting Services to the best of his reasonable abilities, but guarantees no particular outcome.

2.4.       It is hereby acknowledged and agreed by the parties that the Consultant is, and may in the future, be engaged in other activities, whether alone or with others, whether as an individual or through an entity, that may be competitive to or conflict with the business of the Company. The Company acknowledges and confirms that it has assessed the risks of any potential competitive matters and conflicts and has determined that the benefits of engaging the Consultant outweigh the risks of any potential competitive matters or conflicts.

2.       Stock Grant. The Consultant shall be granted 100,000 shares of the Company’s common stock (the “Consulting Fees”). The shares shall be registered by the Company in the next registration statement filed by the Company. The Consulting Fee shall be fully earned on the date of this Agreement.

3.       Representations by each Party. Each party represents and warrants to the other party that the execution and delivery of this Agreement and the fulfillment of the terms hereof: (i) have been duly approved by all necessary corporate action on the part of such party; (ii) will not constitute a default under or breach of any agreement or other instrument to which the party is a party or by which the party is bound and (ii) do not require the consent of any person or entity, which consent has not heretofore been received.

4.       Indemnification. The Company shall indemnify, hold harmless and reimburse the Consultant and all of its affiliates, officers, directors, employees, agents and associates (the “Indemnified Parties”) to the fullest extent lawful against any and all claims, losses, damages, liabilities, expenses, costs, actions, joint or several, of any nature or type whatsoever, including, without limitation, fees and expenses of counsel (“Indemnified Expenses”), relating to or arising from this Agreement, the Consulting Services, any other matter whatsoever relating to or involving the Consultant’s engagement by the Company or any other matter whatsoever relating to or involving Consultant’s or Indemnified Parties’ prior role with the Company and/or transactions of the Company in which the Consultant or any Indemnified Party was involved, except to the extent (and only to the extent) that a court of competent jurisdiction (after any final appeal) determines that such Indemnified Expenses arose exclusively from the Consultant’s or the Indemnified Parties’ reckless or willful misconduct.. This section will survive any termination of this Agreement.

5.       Independent Contractor. Consultant is an independent contractor, not an employee of the Company.

6.        Miscellaneous. This Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other arrangement, understanding or agreement, verbal or otherwise, shall be binding upon the parties hereto. This Agreement may not be assigned by any of the parties hereto, and may not be amended or modified, except by the written consent of both parties hereto. No failure or delay on the part of any party hereto in exercising any right, power to remedy hereunder shall operate as a waiver thereof. In the event that any covenant, condition or other provision contained in this Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, the same shall be deemed severable from the remainder thereof, and shall in no way affect, impair or invalidate any other covenant, condition or other provision therein contained. If such condition, covenant or other provisions shall be deemed invalid due to its scope of breadth, such covenant, condition or other provision shall be deemed valid to the extent permitted by law. All notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given when received by the party to whom notice is required to be given and shall be delivered personally, or by registered mail to the addresses set forth above. This Agreement shall be governed by and construed under the laws of the State of New York, exclusive of its choice of law rules and any dispute shall be resolved in an arbitration proceeding by one (1) arbitrator selected pursuant to the rules of the International Chamber of Commerce (the “ICC”), as they then exist exclusively at the International Chamber of Commerce located in Paris, France. The ruling of the ICC shall be enforceable anywhere in the world. The arbitration shall be conducted in the English language. The parties hereby waive any and all objection to venue or any other objection that may be raised to resolving disputes as set forth in this Section. This section will survive any termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MARATHON PATENT GROUP, INC.		PAGE INNOVATIONS, LLC

	/s/ Doug Croxall		/s/ Erich Spangenberg
Name:	Doug Croxall	Name:	Erich Spangenberg
Title:	Chief Executive Officer	Title:	Manager